Exhibit 10.13

In January 2006, Rex Energy Operating Corp., a Delaware corporation with an address at 1975 Waddle Road, State College, Pennsylvania 16803 (“Rex Operating”), entered into an oral month-to-month agreement with Charlie Brown Air Corp., a New York corporation with an address at 1965 Waddle Road, State College, Pennsylvania 16803 (“Charlie Brown”), regarding right the use of two airplanes owned by Charlie Brown. Charlie Brown is owned and controlled by Lance T. Shaner, the Chairman and controlling stockholder of Rex Operating. Under the agreement, Rex Operating pays a monthly fee for the right to use the airplanes equal to its percentage of use of the airplanes (based on the total number of hours of use of the airplanes by Rex Operating) of the monthly fixed costs for the airplanes, plus a variable per hour flight rate of $1,350 per hour.